Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Susan Hook RedEnvelope, Inc. 415-512-6193 shook@RedEnvelope.com

Jordan Goldstein Financial Dynamics 415-439-4520 jgoldstein@fd-us.com

RedEnvelope Appoints Chief Operating Officer

San Francisco, CA (January 10, 2003)—RedEnvelope, Inc. (Nasdaq: REDE), a premier multi-channel specialty gift retailer, today announced that Ed Schmults, currently Senior Vice President of Operations, has been appointed Chief Operating Officer by the company’s Board of Directors.

Mr. Schmults joined RedEnvelope in May, 2004, as Senior Vice President of Operations. As Chief Operating Officer, his responsibilities include oversight of the company’s information technology infrastructure, the operations of the Distribution and Customer Service centers, and the merchandise sourcing, inventory planning, and transportation departments.

“We are very pleased to announce Ed’s appointment and we look forward to leveraging his expertise as we continue to focus on building our business.” said Alison May, President and Chief Executive Officer.

Mr. Schmults has held senior executive positions with YOOX, an Italian web-based retailer of high fashion apparel and footwear, Freeborders, an enterprise software company, Moonstone Mountain Equipment, a high-end outdoor apparel company and Patagonia and Patagonia Japan. He began his professional career as an investment banker at Goldman Sachs. Mr. Schmults holds a MBA from Harvard University and a BA in Economics and Political Science from Yale University.

About RedEnvelope, Inc.

Whether a gift is a token of gratitude or a grand gesture of love, we consider its giving and receiving a cherished occasion in itself. In Asian traditions, gifts are often presented in a simple red envelope — a timeless symbol of love and appreciation. In the spirit of this tradition, gifts purchased from RedEnvelope are accompanied by a personalized message in a red envelope. We offer an extensive collection of imaginative, original gifts for every occasion, recipient and budget through our Web site and catalog, as well as customized corporate gift services. Several unique features help guide customers to the gift they want, including: GiftSearch, GiftReminder, ExpressGifts (guaranteed overnight delivery), online customer service, multiple addressing and an inventory system that tracks in real-time to ensure that every item featured on the site is available. Our goal is to make gift giving — no matter what the occasion — easy and fun.

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